EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to incorporation by reference in the Registration Statement (Form S-3 No. 333-000000) with respect to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-103291) and related Prospectus of Archer Daniels Midland Company for the registration of $5.375% Senior Notes due September 15, 2035 and to the incorporation by reference therein of our reports dated August 31, 2005, with respect to the consolidated financial statements of Archer Daniels Midland Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Archer Daniels Midland Company, incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 2005, and the related financial statement schedule of Archer Daniels Midland included therein, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
St. Louis, Missouri
September 19, 2005